Exhibit 5.1

Charles J. Bair
T: +1 858 550 6142
cbair@cooley.com

May 12, 2014
Dot Hill Systems Corp.
1351 S. Sunset Street
Longmont, CO 80501
Ladies and Gentlemen:
We represent Dot Hill Systems Corp. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,000,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) issuable pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “Plan”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, as amended, the Plan, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement, and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP
By: /s/ Charles J. Bair, Esq.
Charles J. Bair, Esq.

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